UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2015
PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

California	0-21296	95-3759463
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA	92806-2101
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 414-4000

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 4, 2015, George R. Mrkonic notified Pacific Sunwear of California, Inc. (the “Company”) that he does not intend to stand for reelection as a member of the board of directors at the Company’s 2015 annual meeting of shareholders. Mr. Mrkonic will continue to serve as a director through the end of his current term.
(e) Effective February 4, 2015, the Company and Gary H. Schoenfeld, the Company’s President and Chief Executive Officer, entered into an amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated March 20, 2012, between the Company and Mr. Schoenfeld. The Amendment provides that, starting with the 2015 fiscal year, Mr. Schoenfeld’s target and maximum annual bonus will be 125% and 250%, respectively. The Amendment also provides that upon a termination of employment due to Mr. Schoenfeld’s death or disability, he will be entitled to receive the severance benefits that he otherwise would have received upon a termination by the Company without “cause” outside the context of a change-in-control.
The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.1	Amendment, dated February 4, 2015, to the Amended and Restated Employment Agreement between Gary H. Schoenfeld and Pacific Sunwear of California, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

By:	/S/ Craig E. Gosselin
Name:	Craig E. Gosselin
Title:	Senior Vice President and General Counsel

Dated:     February 10, 2015

Exhibit Index

Exhibit Number	Description
10.1	Amendment, dated February 4, 2015, to the Amended and Restated Employment Agreement between Gary H. Schoenfeld and Pacific Sunwear of California, Inc.